Exhibit 10.32
MASTER CONSULTING AND ENGINEERING SERVICES AGREEMENT
This First Amendment to Master Consulting and Engineering Services Agreement (“Amendment”) is made effective as of April 23, 2009 by and between KLATU Networks, LLC, an Oregon Limited Liability Company located in Canby, Oregon (“KLATU”), and Cryoport, Inc., a California Corporation located in Lake Forest, California (“Cryoport”). KLATU and Cryoport may each be referred to herein as a “Party” and collectively as the “Parties.”
     A. WHEREAS, the Parties have entered into that certain Master Consulting and Engineering Services Agreement (the “Agreement”) effective as of October 9, 2007, whereby KLATU agrees to provide certain design, development, manufacturing, and marketing services for Cryoport, and Cryoport agrees to compensate KLATU for such services;
     B. WHEREAS, the Agreement provides that KLATU shall be the exclusive owner of any and all rights in and to the Background Technology and Developed Technology, as those terms are defined in the Agreement;
     C. WHEREAS, the Agreement does not expressly address the license granted from KLATU to Cryoport to the technology developed pursuant to the Agreement;
     D. WHEREAS, the Parties now wish to amend the Agreement to reflect the following principles:
i.	KLATU Holding Company, LLC, (“KLATU Holding Company”) an Oregon limited liability company owned and controlled by KLATU shall own all Developed Technology, as that term is defined herein, and shall file or cause to be filed patent applications on patentable inventions developed pursuant to the Agreement;

ii.	KLATU Holding Company shall grant an non-exclusive, world-wide, royalty-free license to Cryoport to use such Developed Technology within Cryoport’s Field of Use, as that term is defined herein;

iii.	At such times as are provided herein, KLATU Holding Company shall assign to Cryoport certain patent rights in and to the Developed Technology, as that term is defined herein, expressly and exclusively limited to Cryoport’s Field of Use and subject to certain reversionary interests held by KLATU and KLATU Holding Company;

iv.	KLATU or KLATU Holding Company, LLC shall at all times retain exclusive ownership of any and all rights in and to the Background Technology and any Developed Technology not licensed or assigned to Cryoport as contemplated by Recitals D(ii) and D(iii).

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:
Article 1, Definitions:
     1.1 “Background Technology” means all schematics, development tools, objects, routines, subroutines, specifications, methodologies, algorithms, designs, drawings, Source Code, Object Code, data files, concepts, ideas, best practices, and inventions (whether patentable or not), know-how, trade secret or other technology or materials and the Intellectual Property Rights related to or arising from any of the foregoing conceived owned or controlled by KLATU prior to the Effective Date.
Section 1.5 is hereby amended as follows:
     1.5 “Developed Technology” means all schematics, development tools, objects, routines, subroutines, methodologies, algorithms, specifications, designs, drawings, software programs (in both Source Code and Object Code form), including, without limitation, the Developed Software, Developed Hardware, data files, inventions (whether patentable or not), know-how, trade secret or other technology or materials and the Intellectual Property Rights related to or arising from any of the foregoing created, developed, or otherwise reduced to practice, whether developed by KLATU alone or jointly with Cryoport, pursuant to a Statement of Work under the Agreement, and which has been fully funded and paid for by Cryoport as provided in the applicable Statement of Work. It is understood and agreed to by the Parties that the Cryoport Dewar and related physical shipping materials have been developed solely by Cryoport, and are thus expressly excluded from the Developed Technology.
Section 1.10 is hereby added as follows:
     1.10 Field of Use” shall mean applications where the primary use of the Developed Technology is to provide order entry, order management and logistic services or, condition status and health monitoring of any material contained within a temperature stabilized shipping container, when used in connection with shipments through third-party shipping companies; provided, however, that the Field of Use shall exclude any application where the weight of the materials contained within the shipping container exceeds 30 kilograms.
Article 4, Ownership and Licensing:
Article 4 is hereby replaced in its entirety by the following:
4. Ownership and Licensing.
     4.1 Background Technology. KLATU or its licensors shall retain and are the sole and exclusive owners of any and all rights in and to the Background Technology.
     4.2 Developed Technology. The Developed Technology, including all inventions, whether patentable or not, arising from the services performed and to be performed under this Agreement, shall be owned exclusively by KLATU Holding Company, LLC, except as provided in Section 4.10.
     4.3 KLATU Holding Company. KLATU Holding Company is an Oregon limited liability, controlled and owned by KLATU. The Parties agree that KLATU Holding Company shall exclusively hold and own all Intellectual Property Rights to the Developed Technology, and each Party hereby agrees to assign their entire interests in the Developed Technology to KLATU Holding Company, and shall take such steps as are necessary or appropriate to affect or confirm such assignment. KLATU Holding Company shall not assign or license any Developed Technology within the Field of Use to third parties without the written consent of Cryoport.
     4.4 KLATU Holding Company Patent Filings. KLATU agrees to cause KLATU Holding Company (a) to cooperate with Cryoport to promptly execute and file, or to cause to be executed and filed any and all patent applications covering any of the patentable Developed Technology, and (b) to require the inventors of such Developed Technology who are employees, independent contractors, or representatives of KLATU to assign such patent applications and the inventions disclosed therein to KLATU Holding Company and to execute all such other documents as may be reasonably necessary to confirm the ownership rights of KLATU Holding Company in the subject matter of the Developed Technology. Cryoport agrees (a) to require the inventors of any Developed Technology who are employees, independent contractors, or representatives of Cryoport to assign their rights to such Developed Technology to Cryoport, and (b) to assign such Developed Technology to KLATU Holding Company.
     4.5 Patent Filing Costs and Expenses. With respect to any patent applications and patents covering the Background Technology, KLATU shall be responsible for all costs and expenses related to preparing, filing and prosecuting such patent applications and paying all maintenance fees related to any such preparing, filing and prosecuting such patent applications and paying all maintenance fees related to any such issued patents. With respect to any patent applications and patents covering the Developed Technology or Assigned Technology (as hereinafter defined), Cryoport shall be responsible for all costs and expenses related to preparing, filing and prosecuting such patent applications and paying all maintenance fees related to any such issued patents.
     4.6 Cooperation.
          4.6.1 Product Marking. Cryoport will use commercially reasonable efforts to affix and/or to require its or their distributors to affix to packaging, or in the case of bulk distribution to the accompanying documents, for products embodying the Background Technology or the Developed Technology a notice complying with all applicable patent marking laws in the country or countries in which the products are made and the country or countries in which the products are distributed and sold.
          4.6.2 Patent Applications. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any patent applications under this Agreement. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of such patent applications (and inventions covered by such patent applications) and to enable the relevant Party to apply for and to prosecute patent applications in any country, and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, or prosecution of any such patent applications.
          4.6.3 Infringement Alleged by Third Parties. Each Party shall promptly notify the other in writing of any allegation by a third party that the activity of either of the Parties under this Agreement infringes or may infringe the Intellectual Property Rights of such third party (including, if applicable, opposition proceedings related to any foreign patents, re-examination of issued patents, interference proceedings and declaratory judgments, and judgments regarding invalidity of any patents.) KLATU shall have the right to control the defense of any claims with respect to the Background Technology or Developed Technology outside the Field of Use by counsel of its own choice. If KLATU fails to proceed in a timely fashion with regard to the defense of any claims with respect to the Developed Technology, Cryoport shall have the right to control any such defense of such claim by counsel of its own choice, and KLATU shall have the right to be represented in any such action by counsel of its own choice. Cryoport shall have the right to control the defense of any claims with respect to the Developed Technology within the Field of Use or the Assigned Technology by counsel of its own choice. If Cryoport fails to proceed in a timely fashion with regard to the defense of any claims with respect to the Developed Technology, KLATU shall have the right to control any such defense of such claim by counsel of its own choice, and Cryoport shall have the right to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any infringement litigation in a manner that diminishes the rights or interests of the other Party or obligates the other Party to make any payment or take any action without the consent of such other Party. The costs of defending such claims shall be borne by Cryoport if the claimed infringement falls within the Field of Use, or is made with respect to the Assigned Technology. The costs shall be borne equally by the Parties if the claimed infringement is made with respect to the Developed Technology outside the Field of Use. The costs shall be borne by KLATU if the claimed infringement is made with respect to the Background Technology. Neither Party shall be obligated under this section to incur costs or engage in defense efforts unless such costs or efforts are commercially reasonable in light of the relevant circumstances.
          4.6.4 Third Party Infringement. KLATU and Cryoport shall promptly notify the other in writing of any alleged or threatened infringement of any Intellectual Property Rights arising from the Developed Technology of which they become aware. Both parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation. KLATU shall have the right to bring and control any action or proceeding with respect to infringement of any Intellectual Property Rights owned by KLATU or KLATU Holding Company and included in the Developed Technology outside the Field of Use by counsel of its own choice. With respect to infringement of any Intellectual Property Rights owned by KLATU or KLATU Holding Company and included in the Developed Technology outside the Field of Use, if KLATU fails to bring an action or proceeding within (a) 90 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Cryoport shall have the right to bring and control any such action by counsel of its own choice, and KLATU shall have the right to be represented in any such action by counsel of its own choice. With respect to infringement of any Intellectual Property Rights owned by Cryoport or included in the Developed Technology within the Field of Use or the Assigned Technology, if Cryoport fails to bring an action or proceeding within (a) 90 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, KLATU shall have the right to bring and control any such action by counsel of its own choice, and Cryoport shall have the right to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any infringement litigation in a manner that diminishes the rights or interests of the other party without the prior written consent of such other party. The costs of enforcement proceedings shall be borne by Cryoport if the suspected infringement falls within the Field of Use, or is made with respect to the Assigned Technology. The costs shall be borne equally by the Parties if the suspected infringement is made with respect to the Developed Technology outside the Field of Use. The costs shall be borne by KLATU if the suspected infringement is made with respect to the Background Technology. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of KLATU, KLATU Holding Company, and Cryoport, shall belong to the party who brought the action. Neither Party shall be obligated under this section to incur costs or engage in enforcement efforts unless such costs or efforts are commercially reasonable in light of the relevant circumstances.
     4.7 Trade Secrets. If Cryoport and KLATU mutually decide to protect some or all of the Developed Technology under laws relating to trade secrets, the parties shall cooperate with one another in achieving and maintaining such trade secret protection.
     4.8 Post-Issuance Assignment. After patent claims have issued on Developed Technology, KLATU shall cause KLATU Holding Company to assign to Cryoport the issued patent claims arising out of certain of the Developed Technology if such claims fall entirely within the Field of Use (the “Assigned Technology”). KLATU shall promptly notify Cryoport in writing of the issuance of any Notice of Allowance upon patent claims arising out of the Developed Technology. Within two (2) weeks of such issuance, the Parties shall determine in good faith which patent claims fall entirely within the Field of Use. Claims falling entirely within the field of use shall be assigned to Cryoport, and KLATU shall cause KLATU Holding Company to take such actions as are necessary or appropriate to affect such assignment. In the event a dispute should arise between the Parties with respect to the determination of which claims fall entirely within the Field of Use, and should be deemed Assigned Technology, the Parties agree to mediate the dispute before a single mediator, chosen at the mutual consent of the Parties. The mediator shall be knowledgeable in patent prosecution issues, and in the technical aspects of the Field of Use. The parties agree to share equally in the costs of the mediation.
          4.8.1 Transferability of Assigned Technology. Cryoport may not assign or otherwise transfer the Assigned Technology at any time without the prior written consent of KLATU, provided that Cryoport may assign or otherwise transfer the Assigned Technology to a parent, subsidiary, or successor-in-interest to its business (whether by merger, acquisition, consolidation, or sale of substantially all of the assets of Cryoport) if such assignee complies with, and agrees to be bound by, the provisions of Section 4.14. Cryoport may grant licenses in the Assigned Technology to third parties for the following purposes: i) in support of third party business partners who are prior to such grant regular suppliers or customers of CryoPort, CryoPort may grant such parties personal, non-transferable, non-exclusive licenses to use the Assigned Technology within the Field of Use provided that the license prohibit the transfer, assignment, modifying, translating, renting, reverse engineering, or creation of derivative works of the Assigned Technology; ii) pursuant to limited End User License Agreements granting retail customers within the Field of Use a personal, non-transferable, non-exclusive right to use the Assigned Technology in connection with the service or product embodying the Assigned Technology, and prohibiting the transfer, assignment, modifying, translating, renting, reverse engineering, creation of derivative works, or copying of the Assigned Technology; (iii) granting third-party shipping companies and their affiliate companies a personal, non-transferable, non-exclusive license to use the Assigned Technology within the Field of Use and prohibiting the transfer, assignment, modifying, translating, renting, reverse engineering, or creation of derivative works of the Assigned Technology. If Cryoport licenses the Assigned Technology to third parties for other purposes, or assigns the Assigned Technology to third parties outside of the parameters set forth in the first sentence of this paragraph, KLATU shall be entitled to compensation for such licensing or assignment in an amount equal to one-half (1/2) of the proceeds received by Cryoport as consideration for such licensing or assignment, minus Cryoport’s development costs paid to develop such Assigned Technology, payable on the same terms as Cryoport is paid, provided if Cryoport accepts non-cash consideration KLATU shall be entitled to the cash equivalent. Cryoport understands and agrees that these restrictions on transferability of the Assigned Technology are reasonable and necessary given the Parties relationship and the harm that would be caused to KLATU, the Background Technology, and the Developed Technology in the absence of such restrictions.
     4.9 License — Background Technology. Subject to the terms and conditions of this Agreement, KLATU hereby grants to Cryoport a non-exclusive, worldwide, royalty-free license under the Background Technology to use, make, have made, offer to sell and sell services or products embodying the Background Technology in Cryoport’s Field of Use for use solely in conjunction with the Developed Technology.
     4.10 License — Developed Technology. Subject to the terms and conditions of this Agreement, KLATU and KLATU Holding Company hereby grant to Cryoport a worldwide, royalty-free license under the Developed Technology to use, make, have made, offer to sell and sell services or products embodying the Developed Technology within Cryoport’s Field of Use. Except as provided in Section 4.14, this license shall be exclusive to Cryoport within the Field of Use, but KLATU and KLATU Holding Company shall be free to license, assign, or otherwise transfer any Intellectual Property Rights arising from Developed Technology outside of the Field of Use.
     4.11 License — Assigned Technology. Without implying that any Developed Technology outside the Field of Use is to be assigned to Cryoport, to the extent that any Developed Technology outside the Field of Use is assigned to Cryoport, Cryoport hereby grants to KLATU an exclusive, worldwide, royalty-free license under the Assigned Technology to use, make, have made, offer to sell and sell services or products embodying the Assigned Technology outside the Field of Use.
     4.12 Limitation on Licenses. No license granted to Cryoport under this Agreement shall include the right to assign the license or grant sublicenses to third parties covering Background Technology or Developed Technology, provided that Cryoport may assign the license to a parent, subsidiary, or successor-in-interest to its business (whether by merger, acquisition, consolidation, or sale of substantially all of the assets of Cryoport) if such assignee complies with the provisions of Section 4.14.5, and provided further that Cryoport shall have limited rights to sublicense the Background Technology and/or Developed Technology within the Field of Use, and only within the Field of Use, as described in this Section 4.12. Cryoport may grant licenses in the Background Technology and/or Developed Technology, only within the Field of Use, to third parties for the following purposes: i) in support of third party business partners who are prior to such grant regular suppliers or customers of CryoPort, CryoPort may grant such parties personal, non-transferable, non-exclusive licenses to use the Background Technology and/or Developed Technology within the Field of Use provided that the license prohibit the transfer, assignment, modifying, translating, renting, reverse engineering, or creation of derivative works of the Background Technology and Developed Technology; ii) pursuant to limited End User License Agreements granting retail customers within the Field of Use a personal, non-transferable, non-exclusive right to use the Background and/or Developed Technology in connection with the Service or product embodying the Background Technology and/or Developed Technology, and prohibiting the transfer, assignment, modifying, translating, renting, reverse engineering, creation of derivative works, or copying of the Background Technology and Developed Technology; (iii) granting third-party shipping companies and their affiliate companies a personal, non-transferable, non-exclusive license to use the Background Technology and/or Developed Technology within the Field of Use and prohibiting the transfer, assignment, modifying, translating, renting, reverse engineering, or creation of derivative works of the Background and Developed Technology. If Cryoport licenses the Background Technology and/or Developed Technology to third parties for other purposes within the Field of Use, KLATU shall be entitled to compensation for such licensing or assignment in an amount equal to one-half (1/2) of the proceeds received by Cryoport as consideration for such licensing or assignment, minus Cryoport’s development costs paid to develop such Developed Technology, payable on the same terms as Cryoport is paid, provided if Cryoport accepts non-cash consideration KLATU shall be entitled to the cash equivalent. No license granted to Cryoport under this Agreement shall include the right to modify, translate, reverse engineer, or create derivative works of the Background Technology or Developed Technology, or otherwise perform any acts not expressly granted to Cryoport in this Section 4, without the written consent of KLATU.
     4.13 Right of First Negotiation. KLATU shall have the right to develop and enhance any technology or services or products embodying Background Technology in any field of use or Developed Technology outside the Field of Use for its own use or for third parties. KLATU shall have the right but not the obligation to provide written notice to Cryoport in the event KLATU desires to develop a technology or product with a third party, or is approached by a third party to develop a technology or product utilizing the Background Technology within Cryoport’s Field of Use. Such notice shall include sufficient detail for Cryoport to understand the nature of the service or product and an outline of anticipated funding needs. Cryoport shall have 30 days following receipt of such notice to advise KLATU whether Cryoport is interested in such service or product. Cryoport shall have another 30 days thereafter to negotiate a Statement of Work on terms and conditions acceptable to KLATU, including financial terms under which Cryoport will fund such development. If the Parties cannot agree to such terms and conditions within such 30 day period or if Cryoport does not express interest in such a service or product within the initial 30 day period, (i) KLATU may proceed with such a third party development and Cryoport shall have no rights in connection with development or with respect to any product developed thereunder (hereinafter a “Developed Product”), and (ii) it shall be conclusively presumed that the Developed Product does not infringe upon Cryoport’s Intellectual Property Rights in the Developed Technology or Assigned Technology, and (iii) KLATU shall have the right to grant a license to a third party under the Background Technology to make, have made, use or sell such Developed Product. Any such third party license shall be limited to such Developed Product and shall not otherwise diminish Cryoport’s rights with respect to the Background Technology or Developed Technology under this Agreement.
     4.14 Reversion.
          4.14.1 Definitions. For the purposes of this section, a “Pending Application” is a patent application that is currently pending in the U.S. Patent Office or in the patent office of a foreign state; a “Related Application” of the Pending Application is patent application that is entitled to the priority afforded the Pending Application, is based on at least one patent application in common with the Pending Application, includes disclosures of all of the subject matter described in the Pending Application and can reasonably claim the subject matter recited in the claims of the Pending Application in the same patent office in which the Pending Application is being prosecuted; and a “Final Application” is a Pending Application which has no co-pending Related Applications. For the purposes of this section, the right to prosecute and maintain a Patent Application includes the right to file one or more continuation applications, continuation-in-part applications and divisional applications.
          4.14.2 Status Reports. During KLATU or Cryoport’s (in this case the “Prosecuting Party”) prosecution of any Pending Application, Related Application, or Final Application, or maintenance of any Patents covering Developed Technology (in this case, collectively, the “Filings

Requiring Action”), or Cryoport’s prosecution or maintenance of any Filings Requiring Action covering Assigned Technology, the Prosecuting Party shall provide written status reports to the other Party describing: i) the current Filings Requiring Action; ii) the status of the Filings Requiring Action; (iii) any office actions, responses, fees, or any filings or other actions necessary or appropriate to preserve the Parties’ rights to the Filings Requiring Action (each a “Required Action); and (iv) the due date for the taking of those Required Actions. Status Reports shall be sent by the Prosecuting Party within ten (10) days of any initial filings for a Filing Requiring Action, and shall thereafter be sent on or before the date thirty (30) days prior to the due date for any Required Action, provided that no more than one status report shall be required in any thirty (30) day period. For the purpose of this paragraph the “due date” shall be defined as that date by which an action may be taken without the payment of any extension fees, requests for extensions, or similar actions, and without in any way diminishing the Parties’ rights to a Filing Requiring Action.
     4.14.3 Abandonment by Cryoport. In the event that: (i) Cryoport desires to abandon any Final Application covering the Assigned Technology or the Developed Technology; (ii) Cryoport later declines responsibility for any such Final Application or patent; or (iii) Cryoport declines to share costs for any Final Application or patent covering the Assigned Technology or the Developed Technology, Cryoport shall provide reasonable prior written notice to KLATU of such intention to abandon or, decline responsibility or not share costs, and upon KLATU’s request shall assign all rights to and in such Final Application or patent to KLATU. KLATU shall have the right, at its own expense, to file, prosecute and maintain such Final Application or patent. In addition, KLATU shall have the right, at its own expense, to file, prosecute and maintain such Final Application or patent upon or after the bankruptcy, dissolution or winding up of Cryoport. If Cryoport fails to notify KLATU of its intention to take action necessary to prevent abandonment of a Final Application or Patent at least one month before the final date available to respond to a patent office communication or payment of a fee required by the patent office, KLATU shall notify Cryoport of its intent to assume control over such patent or Final Application, and Cryoport shall have five (5) business days to affirm or disaffirm the abandonment and take such actions as are necessary to preserve the Parties rights in the Final Patent or patent application.
     4.14.4 Cessation of Use. In the event that Cryoport substantially discontinues business operations and/or ceases to substantially use the Assigned Technology or Developed Technology for a period of six (6) months or more, upon KLATU’s request Cryoport shall assign all rights in and to such Assigned Technology or Developed Technology to KLATU or its assigns. Upon such cessation of use, and up to and until such assignment is made, the licenses granted to Cryoport under Sections 4.9 and 4.10 shall become non-exclusive, and Cryoport hereby grants to KLATU or its assigns an irrevocable, exclusive, worldwide, royalty-free license under the Assigned Technology or Developed Technology to use, make, have made, offer to sell and sell services or products embodying the Assigned Technology or Developed Technology, including the right to assign or grant sublicenses under this license to third parties.
     4.14.5 Failure to Protect. Cryoport shall take such actions as are reasonably necessary or prudent to acquire, enforce, and protect the Intellectual Property Rights in the Assigned Technology and Developed Technology. Without limiting the generality of the foregoing, Cryoport shall also take such actions as are reasonably necessary to protect and maintain confidential the source code, scripts, programming code, data, information, algorithms, trade secrets and other confidential and proprietary information of KLATU related to the Background Technology, Developed Technology, and services provided or contemplated by this Agreement. If Cryoport fails to do so, in addition to all other remedies available to KLATU, upon KLATU’s request Cryoport shall assign all of Cryoport’s rights in and to the

Assigned Technology or Developed Technology to KLATU or its assigns. Upon such failure to protect, and up to and until such assignment is made, the licenses granted to Cryoport under Sections 4.9 and 4.10 shall become non-exclusive, and Cryoport hereby grants to KLATU or its assigns an irrevocable, exclusive, worldwide, royalty-free license under the Assigned Technology or Developed Technology to use, make, have made, offer to sell and sell services or products embodying the Assigned Technology or Developed Technology, including the right to assign or grant sublicenses under this license to third parties.
Article 6, Confidentiality
Section 6.1 is hereby amended as follows:
6.1 Confidential Information. The parties acknowledge that in the course of performance of their obligations under this Agreement, each party (the “Recipient”) may obtain certain confidential and proprietary information of the other party (the “Disclosing Party”), including without limitation, information concerning copyrighted works, patents or patent pending investigations, development, or general information regarding such party’s technology, customers, financial, business, or marketing matters. All such information, whether given in writing or provided verbally, shall be referred to hereafter as “Confidential Information.” Without in any way limiting the generality of the foregoing, the Confidential Information shall specifically include the source code, scripts, programming code, data, information, algorithms, trade secrets and other confidential and proprietary information of KLATU related to the Background Technology, Developed Technology, and services provided or contemplated by this Agreement. All such Confidential Information shall be protected and held in the strictest confidence and trust by the Recipient and not disclosed to any third parties; provided however, that Recipient may disclose the Disclosing Party’s Confidential Information to employees, agents, or subcontractors who have executed non-disclosure agreements with terms at least as restrictive as those set forth herein and who have a need to know such Confidential Information without the prior written permission of the Disclosing Party. Further, Confidential Information shall only be used for the purpose of performing obligations under this Agreement. The obligations set forth in this Section 6.1 shall remain in effect for a period of five (5) years after termination of this Agreement.
Article 7, Term and Termination
Section 7.1 is hereby amended as follows (additions are double-underlined, deletions are stricken):
7.1 Term. Unless earlier terminated as set forth below, the term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2009 2008, and shall thereafter automatically renew for subsequent one (1) year terms.
Section 7.6 is hereby amended and replaced by the following paragraph:
7.6 Survival. Article 4 (Ownership and Licensing), Section 5.5 (Payments and Taxes), Article 6 (Confidentiality), Section 7.5 (Effect of Termination), Article 8 (Arbitration), Article 9 (Governing Law), Article 10 (Warranty) and Article 11 (Miscellaneous) shall survive any termination of this Agreement.
Section 7.7 is hereby added as follows:

7.7 Post Termination Rights. Upon the expiration or termination of this Agreement, all license rights granted to Cryoport under this Agreement shall terminate and immediately revert to KLATU, and Cryoport shall discontinue all use of the Background Technology and Developed Technology. Upon the expiration or termination of this Agreement, KLATU may require that Cryoport transmit to KLATU, at no cost, all material relating to the Background Technology and Developed Technology.
Article 11, Miscellaneous
Section 11.14 is hereby added as follows:
11.4 Indemnification. Cryoport shall indemnify, defend and hold harmless KLATU and its employees, officers, directors, members and agents from and against any and all claims, demands, expenses, costs and damages for liability arising out of or in connection with the use of the Developed Technology and/or the Assigned Technology by or through Cryoport, including, without limitation, all attorneys’ fees and other legal expenses associated with defending against such claims and demands, to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. KLATU shall indemnify, defend and hold harmless Cryoport and its employees, officers, directors, members and agents from and against any and all claims, demands, expenses, costs and damages for liability to third parties arising out of third parties’ claim(s) that the Developed Technology or Cryoport’s use thereof constitutes an infringement upon any patent or other intellectual property right, including, without limitation, all attorneys’ fees and other legal expenses associated with defending against such claims and demands, to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. Notwithstanding the foregoing, KLATU may, in its discretion: i) procure the continued right to use the infringing Developed Technology; or ii) modify the Developed Technology in a manner that makes it non-infringing, which may include procurement of the rights to alternative technology; provided, that, such modification does not materially diminish the functionality or performance of the infringing Developed Technology. Cryoport agrees to implement such changes or modifications in a reasonable manner so as to limit the Parties’ potential liabilities for infringement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first set forth above.

KLATU NETWORKS, LLC		CRYOPORT, INC.
an Oregon limited liability company		a California corporation

By:	/s/ Richard Kriss	By:	/s/ Larry G. Stambaugh

Name:	Richard Kriss	Name:	Larry G. Stambaugh

Its:	Managing Director	Its:	Chief Executive Officer

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